UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

STAAR Surgical Company

(Name of Registrant as Specified In Its Charter)

Broadwood Partners, L.P.

Broadwood Capital, Inc.

Neal C. Bradsher

Richard T. LeBuhn

Natalie R. Capasso

Raymond A. Myers

Jason J. Martin

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On October 8, 2025, Broadwood Partners, L.P., collectively with its affiliates, issued two press releases, copies of which are attached hereto as Exhibit 1 and Exhibit 2, respectively, and incorporated herein by reference, and updated its website, www.LetSTAARShine.com, a copy of which is attached hereto as Exhibit 3 and incorporated herein by reference.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Broadwood Partners, L.P., Broadwood Capital, Inc., Neal C. Bradsher, Richard T. LeBuhn, Natalie R. Capasso, Raymond A. Myers and Jason J. Martin (collectively, the “Participants”) are participants in the solicitation of proxies from the stockholders of the Company in connection with the special meeting of stockholders scheduled for October 23, 2025 (including any adjournments, postponements, reschedulings or continuations thereof, the “Special Meeting”). The Participants have filed a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and accompanying GREEN Proxy Card to be used in connection with any such solicitation of proxies from the Company’s stockholders for the Special Meeting. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE PARTICIPANTS HAVE FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ABOUT THE MATTERS TO BE VOTED ON AT THE SPECIAL MEETING AND additional information relating to the Participants and their direct or indirect interests, by security holdings or otherwise. The Definitive Proxy Statement and accompanying GREEN Proxy Card have been furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC’s website at https://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests, by security holdings or otherwise, is contained on an amendment to Schedule 13D filed by the Participants with the SEC on September 26, 2025 and is available here.

Exhibit 1

Broadwood Partners Questions Integrity of STAAR Surgical’s Last-Minute Forecast Change and Fairness Opinion in Sale to Alcon

Conflicted Management Team Sharply Revised Its Financial Projections Downward Just Days Before Board Vote on Sale to Alcon

Continues to Urge STAAR Shareholders to Vote “AGAINST” the Proposed Transaction

New York--(BUSINESS WIRE)--Broadwood Partners, L.P. and its affiliates (“Broadwood” or “we”) today sent the following letter to the shareholders of STAAR Surgical Company (“STAAR” or the “Company”) (NASDAQ: STAA). Broadwood, which owns 27.5% of STAAR’s outstanding common shares, continues to urge its fellow shareholders to vote on its GREEN Proxy Card “AGAINST” the proposed acquisition of STAAR by Alcon Inc. (“Alcon”) (NYSE: ALC).

Shareholders can find additional information at www.LetSTAARShine.com.

October 8, 2025

Dear Fellow Shareholders:

As STAAR’s largest shareholder and one of the Company’s most committed investors for more than 30 years, we are strong believers in STAAR’s opportunity to deliver significant and enduring value for shareholders. Just a few short months ago, it appeared that STAAR’s Board of Directors and management team shared our confidence.1 In fact, management spent most of 2025 publicly touting the progress on its turnaround plan, while assuring investors that short-term challenges were abating and that STAAR’s future was bright.2

That was before the management team realized it could make tens of millions of dollars quickly by selling STAAR to Alcon, even for a woefully inadequate price of $28 per share.

As recently as July 23, 2025, management projected that the Company would generate twice as much EBITDA in 2027 as the most profitable year in STAAR’s history.3 Then, just ten days later — notably, after Alcon agreed to pay $28 per share for STAAR, triggering the accelerated vesting of management’s unearned shares and $55 million in compensation upon closing of the deal — management suddenly revised its forecast, sharply reducing its 2027 EBITDA forecast by 20%.4

Despite what the Board now claims, creating two sets of projections within ten days during an M&A process — one for enticing a counterparty to bid, and another to justify an otherwise inadequate price that resulted from a cursory and failed negotiation — is highly unusual and suspect.

We believe that STAAR’s management lowered its projections to justify a low-ball valuation in a deal that would yield great financial rewards for management but not STAAR’s shareholders. The Company’s CEO alone stands to receive approximately $24 million in compensation if the deal closes, even though he had been serving in his role for just five months at the time the agreement with Alcon was signed.

The Company also now admits that the Board’s financial advisor conjured out of whole cloth its critical cost-of-capital assumption, which had the effect of dramatically ratcheting down the range of STAAR’s “fair” value. According to the Company’s own statements, its financial advisor did not properly derive that assumption from a mathematical model or market observation, as is conventional.5

[1]	Source: STAAR Q1 2025 earnings call, May 7, 2025.
[2]	Source: William Blair Growth Stock Conference, June 4, 2025.
[3]	Source: STAAR proxy statement on Form DEFM14A, filed with the SEC on September 16, 2025, at 44 and 62.
[4]	Id. at 45 and 61.
[5]	Source: STAAR press release filed with the SEC on October 6, 2025.

In our view, the combination of the new, strategically pessimistic projections and the highly dubious cost-of-capital assumption allowed the Company’s financial advisor to engineer its “fairness opinion” to justify the deal. That opinion purported to show that the agreed upon $28 per share was, very conveniently, almost exactly at the midpoint of the “fair” value range.6

Importantly, based on management’s initial projections and STAAR’s actual cost of capital (as calculated by independent data providers Bloomberg, FactSet and Capital IQ), STAAR’s “fair” value range is much, much higher, with a midpoint above $41 per share.7

A more sophisticated board surely would have objected to late, self-serving and unexplained changes to the Company’s financial model and to a weighted-average cost-of-capital assumption that differed wildly from the easily verifiable (and widely available) metric. But as best as we can tell, only one of the STAAR independent directors has ever been a director at a public company that underwent a sale process. Given their lack of M&A experience, it is possible that this Board simply could not recognize the obvious process and calculation flaws.

But we should not ignore them.

The reality is that this Board failed to protect us from a management team and financial advisor with misaligned incentives. We must now protect ourselves. It is critically important that we reject this inadequate and manipulated sale to Alcon by voting “AGAINST” this proposed transaction.

After this proposed deal fails, it will fall to us collectively as shareholders to identify and elect new directors who are able and dedicated to serving shareholder interests and committed to appointing capable and experienced executives. We need a team that can help STAAR run a proper strategic alternatives process and achieve the Company’s full potential. We are prepared to help.

Sincerely,

Neal C. Bradsher

Founder and President

Broadwood Capital, Inc., General Partner of Broadwood Partners, L.P.

About Broadwood

Broadwood Partners, L.P. is managed by Broadwood Capital, Inc. Broadwood Capital is a private investment firm based in New York City. Neal C. Bradsher is the President of Broadwood Capital.

[6]	Source: STAAR proxy statement on Form DEFM14A, filed with the SEC on September 16, 2025, at 57.
[7]	Id. at 43 for DCF analysis assumptions.

2

Certain Information Concerning the Participants

Broadwood Partners, L.P., Broadwood Capital, Inc., Neal C. Bradsher, Richard T. LeBuhn, Natalie R. Capasso, Raymond A. Myers and Jason J. Martin (collectively, the “Participants”) are participants in the solicitation of proxies from the shareholders of STAAR in connection with the special meeting of shareholders scheduled for October 23, 2025 (including any adjournments, postponements, reschedulings or continuations thereof, the “Special Meeting”). The Participants have filed a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and accompanying GREEN Proxy Card to be used in connection with any such solicitation of proxies from the Company’s shareholders for the Special Meeting. SHAREHOLDERS OF STAAR ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE PARTICIPANTS HAVE FILED OR WILL FILE WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ABOUT THE MATTERS TO BE VOTED ON AT THE SPECIAL MEETING AND ADDITIONAL INFORMATION RELATING TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE. The Definitive Proxy Statement and accompanying GREEN Proxy Card have been furnished to some or all of STAAR’s shareholders and will be, along with other relevant documents, available at no charge on the SEC’s website at https://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests, by security holdings or otherwise, is contained on an amendment to Schedule 13D filed by the Participants with the SEC on September 26, 2025 and is available here.

Contacts

Investor Contacts

John Ferguson / Joseph Mills

Saratoga Proxy Consulting LLC

jferguson@saratogaproxy.com

jmills@saratogaproxy.com

(212) 257-1311

(888) 368-0379

Media Contacts

Scott Deveau / Jeremy Jacobs

August Strategic Communications

Broadwood@AugustCo.com

(323) 892-5562

3

Exhibit 2

Broadwood Partners: Leading Advisory Firm Glass Lewis Urges STAAR Shareholders to Vote “AGAINST” Sale to Alcon

Glass Lewis Highlights Numerous Concerns Regarding the Sale Process, Timing, and Price

Confirms CEO and Chair Did Not Disclose Information to the Rest of the Board About Inbound Interest in Acquiring the Company

Finds STAAR Shareholders Would Be Better Served by Rejecting the Proposed Merger

New York--(BUSINESS WIRE)--Broadwood Partners, L.P. and its affiliates (“Broadwood” or “we”) today announced that Glass, Lewis & Co., LLC (“Glass Lewis”), a leading independent proxy advisory firm, has recommended that the shareholders of STAAR Surgical Company (“STAAR” or the “Company”) (NASDAQ: STAA) vote “AGAINST” the proposed acquisition of STAAR by Alcon Inc. (“Alcon”) (NYSE: ALC) on the terms announced on August 5, 2025.

“Glass Lewis’s recommendation and findings underscore our strong belief that STAAR conducted a highly questionable sale process that resulted in an ill-timed deal that significantly undervalues the Company and its compelling prospects. We are confident that better alternatives exist than this deeply flawed and short-sighted transaction,” said Neal C. Bradsher, Broadwood Founder and President.

“STAAR’s representatives admitted during their meeting with Glass Lewis that CEO Steve Farrell and Chair Dr. Elizabeth Yeu did not disclose pertinent information to the remainder of the Board about inbound interest to acquire the Company. As Glass Lewis notes, this inbound interest also was not disclosed to shareholders in STAAR’s proxy statement. This is deeply concerning and strengthens our view that the process was poorly conducted, and the outcome was conflicted and predetermined. The Board did not fulfill its fiduciary duty to maximize shareholder value because it did not conduct a full and fair sale process designed to maximize the price.”

Shareholders representing more than 34% of STAAR’s outstanding common shares – including Yunqi Capital, Defender Capital, CalSTRS, and former STAAR CEO David Bailey – have already made public their opposition to the proposed transaction.

Glass Lewis stated in its report: “Investors would be better served scuppering the current arrangement in favor of either a full process reset or … the unadulterated pursuit of the Company’s standalone potential.”1

Broadwood urges all shareholders to protect the long-term value of their investment by voting the GREEN Proxy Card “AGAINST” STAAR’s proposed sale to Alcon.

In making its recommendation, Glass Lewis agreed with Broadwood’s core assertion that the Proposed Merger comes at the wrong time, followed the wrong process, and is at the wrong price.

The Wrong Time

●	“Management’s projections – disclosed in STAAR’s [proxy statement] and characterized by representatives of the Company as reflecting a ‘dramatic turnaround’ during our engagement – codify clear expectations around an operational rebound as early as 2026… [W]e struggle to see the proposed transaction as an imminently necessary alternative to STAAR’s standalone recovery …”

[1]	Permission to use quotes neither sought nor obtained. Emphasis added.

●	“…STAAR floated the current deal one day prior to 2Q25 results containing new information relating to the Company’s standalone performance and prospects. This methodology expressly preempted the market’s ability to separately reappraise STAAR’s standalone value, while also limiting the board’s ability to leverage any re-rating to create negotiating friction with Alcon.”

●	“…[T]he board’s election to execute and announce the current deal just prior to 2Q25 results necessarily blunted price discovery reflective of STAAR’s most recent standalone operating performance. Given the degree to which STAAR’s metrics exceeded expectations, we find it comparatively difficult to see how this tack clearly aligns with maximizing value.”

●	“…STAAR is financially stable and, by its own accounting, anticipates a material and relatively near-term return to growth across several fundamental metrics. Our own review thus puts us in a difficult position to suggest unaffiliated investors have been afforded sufficiently compelling quantitative cause to cede exposure to that upside in exchange for a one-time cash-out.”

The Wrong Process

●	“We do not see persuasive cause for investors to conclude the board’s review was at all thorough or proactive, and believe available information raises substantial and credible questions regarding timing, cadence and transparency.”

●	“Broadwood is successful in highlighting an evident and multifarious set of procedural failings.”

●	“…[D]espite indeterminate and seemingly poorly relayed inbound contact from at least one strategic entity and unsolicited interest from at least two other parties later in a very brisk engagement, the board did not make any meaningful effort to accommodate a more thorough pre-execution exploration of competing offers.”

●	“…[W]e believe available disclosure introduces a litany of concerns around procedural depth and efficacy, with the board skirting a true market check, giving short shrift to at least two inbound expressions of interest… and leaning on a ‘window shop’ process with little practical likelihood of producing a competing offer for the Company.”

●	“…STAAR’s stance on engagement and solicitation paints the board’s involvement as rather passive during the substantial bulk of the noted timeframe… Alcon was only asked to bid against itself, with the board consistently declining to undertake any outbound solicitation.”

●	“Representatives of STAAR acknowledged on our engagement call that some contact [with a well-capitalized and leading ophthalmology company] had indeed occurred, that Mr. Farrell and Dr. Yeu were aware of such contact, but that no other members of the board were informed of related communication. We are not under the impression Mr. Farrell or Dr. Yeu responded to this contact, which does not appear to be disclosed in STAAR’s circular. This underscores the board’s fractured and disconcertingly dormant methodology, and leaves investors – and, seemingly, the balance of the board, to the best of our awareness – in a poor position to fully understand the pre-execution landscape.”

●	“…[T]he total golden parachute afforded to Mr. Farrell may ultimately total roughly $23.7 million – including an egregious $6.8 million tax gross up… – representing an altogether tremendous windfall for five months of pre-execution executive service. It is challenging not to see this figure shading STAAR’s siloed, expedited process…”

2

●	“Competing bidders must contend with a compressed diligence and engagement window, value-dampening termination fees (‘nominal’ or otherwise), ’superior offer’ thresholds codified in executed merger documentation and potentially scale-tipping rights afforded to the existing acquiror… While a sufficiently interested buyer could indeed still approach STAAR despite the foregoing overhang, it would be disingenuous to suggest these considerations are not pointedly evident deterrents when contrasted with an unencumbered pre-announcement market check.”

The Wrong Price

●	“…[O]n a forward-looking basis, the deal appears to track below sector buyout trends and toward an evident near-term trough in STAAR’s historical valuation, neither of which suggests the current offer should be considered decisively attractive.”

●	“On a forward-looking basis – an approach we consider more relevant here, given STAAR’s trailing dynamics and projected recovery – we see the current terms imply an NTM revenue multiple of approximately 4.56x. Viewed against [precedent healthcare equipment and supplies transactions], that multiple would fall at the 34th percentile, below both the median (5.1x) and mean (6.2x) NTM revenue multiples implied by those transactions.”

●	“STAAR’s unaffected three- and five-year average NTM multiples of 5.6x and 10.7x, respectively, track well above the deal multiple, further stressing that the proposed transaction rests on a relatively recent trading nadir pegged to interim operational dislocation.”

●	“…STAAR eclipsed the high-end of [its financial advisor] Citi’s 2026E revenue multiple reference range on a stand-alone basis as recently as May 12, 2025 (3.2x) and had not closed below the low-end of the adviser’s range for more than 15 years prior to execution (1.7x on March 4, 2010). Given these factors, we are concerned Citi’s comparables review generally frames STAAR’s valuation below its standalone reference points…”

Broadwood encourages its fellow shareholders to review its presentation, its proxy materials, and its press releases, all of which are available at www.LetSTAARShine.com.

About Broadwood

Broadwood Partners, L.P. is managed by Broadwood Capital, Inc. Broadwood Capital is a private investment firm based in New York City. Neal C. Bradsher is the President of Broadwood Capital.

Certain Information Concerning the Participants

Broadwood Partners, L.P., Broadwood Capital, Inc., Neal C. Bradsher, Richard T. LeBuhn, Natalie R. Capasso, Raymond A. Myers and Jason J. Martin (collectively, the “Participants”) are participants in the solicitation of proxies from the shareholders of STAAR in connection with the special meeting of shareholders scheduled for October 23, 2025 (including any adjournments, postponements, reschedulings or continuations thereof, the “Special Meeting”). The Participants have filed a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and accompanying GREEN Proxy Card to be used in connection with any such solicitation of proxies from the Company’s shareholders for the Special Meeting. SHAREHOLDERS OF STAAR ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE PARTICIPANTS HAVE FILED OR WILL FILE WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ABOUT THE MATTERS TO BE VOTED ON AT THE SPECIAL MEETING AND ADDITIONAL INFORMATION RELATING TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE. The Definitive Proxy Statement and accompanying GREEN Proxy Card have been furnished to some or all of STAAR’s shareholders and will be, along with other relevant documents, available at no charge on the SEC’s website at https://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests, by security holdings or otherwise, is contained on an amendment to Schedule 13D filed by the Participants with the SEC on September 26, 2025 and is available here.

Contacts

Investor Contacts

John Ferguson / Joseph Mills

Saratoga Proxy Consulting LLC

jferguson@saratogaproxy.com

jmills@saratogaproxy.com

(212) 257-1311

(888) 368-0379

Media Contacts

Scott Deveau / Jeremy Jacobs

August Strategic Communications

Broadwood@AugustCo.com

(323) 892-5562

3

Exhibit 3

PRESS/MEDIA Media September 25, 2025 CTFN, September 25 – Former CEO outlines case for shareholders to reject deal at current price September 11, 2025 Investing.com, September 11 – Exclusive: Shareholder revolt threatens Alcon’s takeover of STAAR Surgical September 2, 2025 Reuters, September 2 – STAAR shareholder Broadwood says it opposes Alcon’s proposed takeover September 2, 2025 MassDevice, September 2 – Alcon faces opposition from Staar Surgical’s largest shareholder in planned acquisition September 2, 2025 Medical Device Network, September 2 – STAAR Surgical’s largest shareholder opposes Alcon takeover Press October 8, 2025 Broadwood Partners: Leading Advisory Firm Glass Lewis Urges STAAR Shareholders to Vote “AGAINST” Sale to Alcon October 8, 2025 Broadwood Partners Questions Integrity of STAAR Surgical’s Last - Minute Forecast Change and Fairness Opinion in Sale to Alcon October 6, 2025 Broadwood Partners Issues Letter to STAAR Surgical’s Board Questioning Its Judgment in Proposed Sale to Alcon October 4, 2025 Broadwood Partners Publishes Presentation Detailing Opposition to STAAR Surgical’s Sale to Alcon September 24, 2025 September 24 – Broadwood Partners Files Definitive Proxy Statement Soliciting STAAR Surgical Stockholders to Vote “AGAINST” Proposed Acquisition by Alcon September 2, 2025 September 2 – Broadwood Announces Intent to Vote Against Acquisition of STAAR Surgical by Alcon SIGN UP FOR UPDATES SUBSCRIBE First Name Last Name Email © 2025 Let STAAR Shine. All rights reserved. Terms of Use. Privacy Policy. Disclaimer. MEDIA August Strategic Communications Scott Deveau / Jeremy Jacobs (323) 805 - 8919 Broadwood@augustco.com INVESTOR CONTACT Saratoga Proxy Consulting, LLC John Ferguson / Joseph Mills (888) 368 - 0379 or (212) 257 - 1311 jferguson@saratogaproxy.com jmills@saratogaproxy.com HOME REASONS TO VOTE AGAINST RESOURCES PRESS/MEDIA HOW TO VOTE CONTACT